UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2008

BE AEROSPACE, INC.
(Exact name of registrant as specified in charter)

Delaware	0-18348	06-1209796
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of incorporation)		Identification No.)

1400 Corporate Center Way, Wellington, Florida	33414
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (561) 791-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 28, 2008, BE Aerospace, Inc. (the “Company”) completed its previously announced acquisition (the “Acquisition”) of the Consumables Solutions business from Honeywell International Inc. (“Honeywell”) pursuant to a stock and asset purchase agreement, dated June 9, 2008 (the “Purchase Agreement”), between the Company and Honeywell.  The purchase price for the Acquisition consisted of $901.4 million of cash and six million shares (the “Shares”) of the Company’s common stock (“Common Stock”).

Supply Agreement.  In connection with the Acquisition, the Company entered into a supply agreement, dated as of July 28, 2008 (the “Supply Agreement”), with Honeywell to be the exclusive supplier of certain consumables products and standard fasteners and other consumables to support Honeywell's Aerospace business's internal manufacturing needs.  The Supply Agreement has an initial term of 20 years and will be automatically renewed for two additional five-year periods if the Company meets certain metrics with respect to on-time delivery, quality and other benchmarks.  Other than for a material uncured breach following a change of control of the Company to a specified competitor of Honeywell, the Supply Agreement is not terminable during the first ten years of the initial term.  Following the tenth anniversary of the Supply Agreement, Honeywell may terminate the Supply Agreement if the Company fails to meet certain performance metrics.  Under certain limited circumstances, Honeywell would be permitted to suspend temporarily or terminate the exclusivity provisions of the Supply Agreement.

License Agreement.  In connection with the Acquisition, the Company entered into a license agreement, dated as of July 28, 2008 (the “License Agreement”), providing the Company with a license from Honeywell for certain technical information, know-how, business data and intellectual property rights to allow it to manufacture, sell, have sold, import and distribute to Honeywell and third parties certain proprietary parts, including fasteners, seals, gaskets and electrical components.  The license has a perpetual term and is exclusive with respect to sales of parts to third parties for the first 30 years.  In addition, it is exclusive with respect to sales of parts to Honeywell during the term of any exclusivity granted under the term of the Supply Agreement.  If the Supply Agreement is terminated (or exclusivity under the Supply Agreement is suspended), the license will become non-exclusive with respect to parts distributed to Honeywell but remains exclusive with respect to parts distributed to third parties.  The License Agreement is non-terminable except under certain limited conditions involving a change of control of the Company or assignment by the Company to certain parties under specified circumstances.

Stockholders Agreement.  In connection with the Acquisition, the Company entered into a stockholders agreement, dated as of July 28, 2008 (the “Stockholders Agreement”), with Honeywell, Honeywell UK Limited, Honeywell Holding France SAS and Honeywell Deutschland GmbH (collectively, the “Stockholders”).  The Stockholders Agreement prohibits the Stockholders from transferring any Shares during the first year following the date of the Stockholders Agreement, other than pursuant to the right to participate in certain underwritten offerings by the Company.  After the first anniversary but before the second anniversary of the date of the Stockholders Agreement, the Stockholders will be permitted to transfer up to 50% of their Shares.  After the second anniversary of the date of the Stockholders Agreement, the Stockholders will be permitted to transfer up to 100% of their Shares, and the Stockholders will have the right to demand that the Company file a registration statement covering the resale of the Shares.  The Stockholders may make a maximum of two such registration demands.  The Stockholders will also have the ability to participate in underwritten offering of Common Stock that the Company conducts, subject to certain underwriter cutback rights.  The registration rights terminate on the earlier of when the Stockholders collectively hold less than 25% of the Shares and five years after the closing date of the Acquisition.  The Stockholders Agreement also prohibits the Stockholders from (a) acquiring additional Common Stock, (b) seeking to influence management of the Company or soliciting proxies to vote the Company’s securities or (c) making any proposal for a business combination or other extraordinary transaction involving the Company, until the later of the second anniversary of the Stockholders Agreement or the time the Stockholders no longer own 4% or more of the then-outstanding Common Stock. The transfer and standstill restrictions will terminate upon the occurrence of certain change of control or certain other transactions.

Credit Agreement.  The Company, as borrower, entered into a new senior secured credit facility, dated as of July 28, 2008 (the “Credit Agreement”), consisting of (a) a five-year, $350.0 million revolving credit facility (the “Revolving Credit Facility”) and (b) a six-year, $525.0 million term loan facility (the “Term Loan Facility”), with JPMorgan Chase Bank, N.A., as Administrative Agent, UBS Securities LLC and Credit Suisse Securities (USA) LLC, as Syndication Agents, The Royal Bank of Scotland plc and Wells Fargo Bank, N.A., as Documentation Agents, and certain lenders party thereto.  The Credit Agreement also provides for the ability of the Company to request additional incremental term loans upon satisfaction of certain customary conditions.

The Company's obligations under the Credit Agreement will be secured by liens on substantially all of the Company's domestic assets, including a pledge of a portion of the capital stock of certain foreign subsidiaries. The Credit Agreement will, in certain circumstances, be required to be prepaid with excess cash flow and proceeds from certain asset sales, debt issuances and condemnation and casualty proceeds, subject to certain thresholds and reinvestment rights.  Unless terminated earlier, the Revolving Credit Facility will mature on July 28, 2013 and the Term Loan Facility will mature on July 28, 2014.

The Credit Agreement requires that the Company maintain a total leverage ratio of not less than 4.25 to 1.00 and an interest charge coverage ratio of not less than 2.25 to 1.00 during the period starting from July 28, 2008 through December 31, 2009 and, for any period thereafter, the Company must maintain a total leverage ratio of not less than 4.00 to 1.00 and an interest charge coverage ratio of not less than 2.50 to 1.00.  The Credit Agreement contains certain customary affirmative covenants with respect to the Company and its subsidiaries.  The Credit Agreement also includes certain customary negative covenants with respect to the Company and its subsidiaries, including limitations on incurrence of debt, limitations on liens, limitations on incurrence of contingent obligations, prohibitions on fundamental changes, including by way of merger, consolidation, amalgamation, sale, liquidation or dissolution, prohibition on sale or other disposition of assets, limitations on investments, loans and advances by the Company, limitation on capital expenditures, limitations on declaration and payment of dividends, restrictions on transactions with affiliates, limitations on derivative transactions, prohibition on amendments to organizational documents, prohibition on changes to fiscal year, limitations on guarantees, and limitations on prepayment of other debt, in each case, subject to certain exceptions, materiality and/or threshold amounts.  The Credit Agreement further provides for certain customary representations and warranties and events of default, including change of control and cross-defaults to other debt.

Borrowings under the Term Loan Facility were used to fund, in part, the cash portion of the consideration for the Acquisition, to repay all outstanding amounts under the Company’s Old Credit Agreement (defined below) and to pay certain fees and expenses related to the Acquisition.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with entering into the Credit Agreement described in Item 1.01, the Company repaid all amounts outstanding under its Amended and Restated Credit Agreement, dated as of August 24, 2006 (the “Old Credit Agreement”), among the Company, as Borrower, the lenders and other financial institutions named therein, JPMorgan Chase Bank, N.A., as Administrative Agent, and UBS Securities LLC and Credit Suisse Securities (USA) LLC, as Syndication Agents.  Certain of the lenders and agents under the Old Credit Agreement and/or their affiliates are acting as lenders and/or agents under the Credit Agreement described in Item 1.01 above.  The Old Credit Agreement, which has been terminated as of July 28, 2008, provided for a revolving credit facility of $200.0 million and a term loan facility of $300.0 million.  The total outstanding borrowings under the Old Credit Agreement (inclusive of principal, interest and certain fees payable thereunder) prior to repayment in full on July 28, 2008 was approximately $150.8 million.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On July 28, 2008, the Company completed the Acquisition.  The purchase price for the Acquisition consisted of $901.4 million of cash and plus the Shares.

The Company used the net proceeds received by the Company from the issuance by the Company on July 1, 2008 of $600,000,000 aggregate principal amount of its 8½% Senior Notes due 2018 (the “Notes”), $525.0 million of borrowings under the Term Loan Facility of the Credit Agreement and cash on hand to pay the cash portion of the Acquisition, to repay, in full, the Old Credit Agreement, and to pay related fees and expenses.

The financial statements and pro forma financial information required to be filed pursuant to Rule 3-05 of Regulation S-X and Article 11 of Regulation S-X have been previously filed on the Company’s Current Report on Form 8-K on June 23, 2008.

Item 3.02	Unregistered Sales of Equity Securities.

Pursuant to the Purchase Agreement, on July 28, 2008, the Company paid a portion of the purchase price of the Acquisition with the Shares.  The Shares were issued to Honeywell and certain of its subsidiaries in a private placement in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.  The Company received a representation from Honeywell that it (and its subsidiaries) acquired the shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the federal securities laws.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BE AEROSPACE, INC.

By:	/s/ Thomas P. McCaffrey
	Name:	Thomas P. McCaffrey
	Title:	Senior Vice President
and Chief Financial Officer

Date:   August 1, 2008